Exhibit 99.1

SYNACOR APPOINTS LISA DONOHUE, STARCOM GLOBAL BRAND PRESIDENT, TO BOARD OF DIRECTORS

BUFFALO, NY, May 22, 2017 – Synacor (NASDAQ: SYNC) today announced it has appointed Starcom Global Brand President Lisa Donohue to its Board of Directors, effective May 18, 2017.

In addition to providing industry-leading portal, email, and video technology solutions, Synacor is a monetization partner for hundreds of Internet Service Providers, Consumer Electronics Companies, and Content Publishers. Synacor’s brand-safe advertising platform reaches more than 200 million monthly uniques and is poised for high growth. Donohue, who is also a member of the Publicis Media global leadership team, brings deep experience and expertise in advertising and leveraging data to drive consumer media consumption. She joins a Synacor Board that includes accomplished executives from the technology, telecom, media, and cable industries.

“Advertising is a significant line of business at Synacor and is poised to grow rapidly. Lisa’s depth of advertising experience coupled with her exceptional global marketer perspective, makes her an excellent addition to Synacor’s Board,” said Synacor CEO Himesh Bhise. “Her success shaping Starcom into an entrepreneurial, creative, and data-driven organization will be invaluable as we expand Synacor’s programmatic business and mobile monetization.”

“I am honored to join the Synacor Board at such an exciting time for the company, and the industry,” said Donohue. “Marketers continue to navigate the ability for technology to fuel more meaningful consumer connections. Synacor is positioned to do just that and I look forward to working alongside Himesh, the Synacor Board and the management team in expanding the business.”

Donohue joined Starcom in 1987 and has played an instrumental role in growing the company into one of the most successful global media agencies with $26 billion in global media billings worldwide. Previously the CEO of Starcom USA, Donohue guided teams to overcome challenges on behalf of the world’s leading marketers and new establishment brands, including Airbnb, Samsung, Procter & Gamble, Bank of America, Kellogg’s, Kraft Heinz, and Visa.

“We conducted a thorough search for someone who could further strengthen our Board’s depth of talent and background, and Lisa truly stood out,” said Jordan Levy, Synacor’s chairman. “I’m confident that Lisa is going to make an important and positive impact on the Synacor team and business.”

Donohue is actively involved in a number of organizations and charities. She is President of the Board of Trustees at Milton Academy in Massachusetts, and serves on the boards of She Runs It and The 4A’s. She graduated from Brown University with a B.A. in Organizational Behavior and Management and Economics.

About Synacor

Synacor (Nasdaq: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, end-to-end video solutions and cloud-based identity management. www.synacor.com

Contact:

Matt Wolfrom

VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880